EXHIBIT B

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of VirtualScopics, Inc. dated April 18, 2008, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 18, 2008

/s/ Saara Totterman
Saara Totterman

/s/ Jose Tamez-Pena
Jose Tamez-Pena